JOHNS HOPKINS
UNIVERSITY

School of Medicine
Office of Technology Licensing
2024 E. Monument Street, Suite 2-100
Baltimore MD 21205
(410) 955-4666 / Fax (410) 955-1245
otl@welchlink.welch.jhu.edu

June 2, 1999

Kevin T. Quinn
President & CEO
EyeTel Corporation
15078 Stillfield Place
Centerville, VA 22022

Re: Amendment #2 to the Exclusive License Agreement between EyeTel Corporation and The Johns Hopkins University

Dear Mr. Quinn:

The Johns Hopkins University and EyeTel entered into a License Agreement having the Effective Date of January 14, 1997 (License Agreement), as amended by a Letter Amendment dated October 21, 1998, to further develop and commercialize a Remote Ophthalmoscope (DigiScope). The parties now wish to further amend that License Agreement as follows:

1) Paragraphs 6.8, 6.9, 6.10, 7.1, 9.2 and 9.4 are deleted, and Paragraph 10.15 shall be amended to read as follows: "JHU will have access for research purposes to all data that is part of a reading center that is jointly developed and operated by EyeTel and JHU.

2) Paragraphs 9.5 in line 1, delete "Paragraph 9.4" and substitute therefore "Paragraph 9.3".

3) Paragraph 6.6, line 3 delete "the IPO" and add "the date all conditions in Paragraph 9.3 have been met or January 31, 1999, whichever is the later date.

4) Article 4 is replaced in it's entirety by the following:

"4.1 (a) The Company shall provide JHU research support in the amount of $170,000 to maintain 50% of Dr. Zeimer's salary and Susan Graul's salary (plus customary indirects) for the annual period February 1, 1999 until January 31, 2000. The first payment of $85,000 shall be made upon the signing of the letter amendment, and the second $85,000 payment will be due August 1, 1999.

(b) The Company shall provide two additional years of support to cover the salary items outlined above in Paragraph 4.4(a), if and when the Company has received income from customers. The Company shall notify JHU in writing as soon as such income is received and shall simultaneously notify JHU that payment of such additional research support shall start immediately. The amount of research support shall increase by 3% (cost of living adjustment) above the $170,000 indicated in Paragraph 4.4(a) for each year. However, such yearly research support will be decreased pro rata to the extent the president's salary of the Company is decreased in such yearly period; if such decrease in funding occurs then Dr. Zeimer's percent of involvement under Paragraph 4.4(c) will also be pro rata reduced. The first semiannual payment ($85,000 plus 3%) will be made when the above notice is sent by the Company, and each subsequent payment shall be made in six (6) month increments.

(c) Utilizing the funding provided in Paragraph 4.4(a) and (b), above, Dr. Zeimer shall spend 50% of his time on DigiScope research focusing on the following goals: image quality, focusing algorithms (selects best focus automatically), selection algorithm (selects best image for storage and transmission), assistance in 510(k) FDA submittal, pupil centering and focusing algorithm (capable of centering and focusing), design of visual acuity test, target confirmation algorithm (ability to confirm that patient is looking at the correct target) and auto retake (ability to retake poor images automatically). Dr. Zeimer will meet with the Company periodically to determine research priorities and will report in units of days whether the time spent on the project is greater or lesser than the 50% requirement. The Company will provide Dr. Zeimer with ongoing software support and access to mutually agreed upon outside consultants at the Company's additional expense.

(d) The Company agrees to hire S. Zou and its payroll starting February 1, 1999. JHU shall grant him access to Dr. Zeimers's laboratory under the customary terms of visiting scientist, such visiting scientist status must be approved, however, in advance by the Director, Ophthalmology.

(e) JHU will provide the ophthalmology expertise to conduct approximately 150 records for the Ford study using the DigiScope and conventional fundus photographs. This will be provided subject the Company providing its expense, additional hardware, software and processing and data analysis necessary to conduct such records.

(f) In the event Dr. Zeimer and the Company are unable to agree upon reasonable research priorities as provided in Paragraph 4.4(c), the Company can terminate research support specified in Paragraph 4.4(a) and (b) with six months written notice and continued payment during such six (6) month period. All other terms of the License Agreement will remain in effect.

(g) Future Grants

i) Should funding be obtained from grants applied jointly between JHU and the Company, the Company will commit an amount equal to one half the amount granted to JHU, to fund research at JHU starting at the end of the grant period. The research will be limited to efforts in advancing the DigiScope technology, to be negotiated between the company and JHU.

ii) Should JHU plan to apply for funding on its own initiative, it will consult with Company, who will agree in advance of submission of the application, on the proportion of the funding that is aimed toward efforts that benefit the Company. Company will allocate an amount to JHU, to fund research at JHU beginning at the end of the grant period. The research will be limited to efforts in advancing the DigiScope technology, to be negotiated between the company and JHU.

iii) Should JHU desire to perform research utilizing the DigiScope and not part of an effort deemed to be of interest to Company then: 1) JHU will purchase a DigiScope at a price not to exceed $10,000, 2) EyeTel is only obligated to provide DigiScope once 20 instruments suitable for market placement have been manufactured, 3) such research will not interfere with the fulfillment of any other part of this contract.

iv) Any grant that the Company pursues and receives on its own will not incur any additional obligation to JHU."

(h) During the period of time any researcher at Dr. Zeimer's JHU lab is funded by the Company he/she shall enter into an agreement stating that he/she shall not engage in any research work or undertake any business or financial interest in a third party concurrently engaged in screening for eye disease in the non-ophthalmic non-optometric market, and will not engage in development of instrumentation aimed at screening for eye diseases.

All other terms and conditions of the License Agreement and First Letter Amendment shall remain in full force and effect. Please provide a letter confirming that the milestones in Paragraph 9.3 have been met. If you agree with this amendment please sign the acknowledgement appearing below.

Sincerely,

Howard W. Califano, Esq.
Assistant Dean and Director
Office of Technology Licensing

HWC:mmg

Enclosure

Acknowledgement

For EyeTel Corporation

The above letter amendment is approved and accepted by EyeTel and the amendment shall be effective as of the date below.

EyeTel Corporation

By: [signature]
Kevin T. Quinn
President & CEO

Date: 6-2-99